Exhibit 99.1

For Release at 1:05 p.m., PDT 05/29/12

Iteris Reports Fiscal Fourth Quarter and 2012 Financial Results

— Third Consecutive Quarter of Year-Over-Year Double-Digit Revenue Growth —

SANTA ANA, Calif. — May 29, 2012 — Iteris, Inc. (NYSE Amex: ITI), a leader in providing intelligent traffic management information solutions, reported financial results for its fiscal fourth quarter and year ended March 31, 2012.

Fiscal Q4 2012 Financial Highlights vs. Same Year-Ago Quarter

•                       Total net sales and contract revenues up 12% to $15.2 million

•                       Contract revenues up 27% to $8.8 million

•                       Net income totaled $358,000 or $0.01 per share vs. net income of $480,000 or $0.01 per share

•                       Total term debt of $634,000 vs. $3.0 million

Fiscal 2012 Financial Highlights vs. Fiscal 2011

•                        Total net sales and contract revenues up 12% to $58.4 million

•                        Contract revenues up 29% to $30.7 million

•                       Net income totaled $2.5 million or $0.07 per share vs. a net loss of $5.2 million or $(0.15) per share

•                       Cash of $18.7 million vs. $11.8 million

Fiscal Q4 2012 Financial Results

Net sales and contract revenues for the fourth quarter of fiscal 2012 increased 12% to $15.2 million, compared to $13.6 million in the same year-ago quarter due to a 27% increase in Transportation Systems contract revenues. The company grew organic net sales and contract revenues by 8% compared to the year-ago quarter, with the remaining growth provided by the acquisition of Berkeley Transportation Systems (BTS) in November 2011.

As a result of a sales mix more heavily weighted toward Transportation Systems contract revenues, gross margin in the fourth quarter decreased to 37.6% or $5.7 million, compared to 44.4% or $6.1 million in the year-ago quarter.

Operating expenses decreased 2% to $5.4 million in the fourth quarter, compared to $5.5 million in the year-ago quarter.

Operating income in the fourth fiscal quarter was $360,000, compared to operating income of $593,000 in the year-ago quarter. Net income was $358,000 or $0.01 per diluted share in the fourth quarter, compared to net income of $480,000 or $0.01 per diluted share in the year-ago quarter.

During the fiscal fourth quarter, Iteris repurchased approximately 239,000 shares of its common stock, bringing the total to 574,000 shares repurchased under the program since it was initiated in August 2011.

Fiscal 2012 Financial Results

For fiscal year 2012, net sales and contract revenues increased 12% to $58.4 million.

Gross margin in fiscal 2012 was 39.5% or $23.1 million as compared to 44.0% or $22.9 million in fiscal 2011, due primarily to the aforementioned shift in product mix.

Operating expenses decreased 24% to $21.1 million, primarily due to an $8 million non-cash goodwill impairment charge that occurred in the third quarter of fiscal 2011. Excluding goodwill impairment, operating expenses increased 7% in fiscal 2012, primarily due to Roadway Sensors product development; additional sales and marketing expenditures; the inclusion of Meridian Environmental Technology (MET) and BTS operating expenses; and the development of iPerform™ performance measurement and management software.

Operating income in fiscal 2012 was $2.0 million, compared to an operating loss of $4.7 million in fiscal 2011. Net income was $2.5 million or $0.07 per diluted share, compared to a net loss of $5.2 million or $(0.15) per diluted share in fiscal 2011. The increase in both operating and net income was primarily attributable to the fiscal 2011 goodwill impairment, which was off-set by increased R&D and sales and marketing expenditures in fiscal 2012.

At March 31, 2012, total term debt was $634,000, compared to $3.0 million at March 31, 2011.

The comparative period financial results were restated to account for the divestiture of the company’s Vehicle Sensors segment in July 2011.

Fiscal Q4 2012 Operational Highlights

•            Selected by the Riverside County Transportation Commission for a five-year, $1.5 million contract to operate and maintain the Inland Empire’s 511 traveler information system.

•            Shipped initial orders of Vantage Vector™, the company’s new flagship sensor of the Vantage® vehicle detection family. Vantage Vector is the industry’s first vehicle detection sensor that combines video and radar technologies to provide a broader range of detection functions.

•            Signed $7.6 million in Transportation Systems consulting contracts, resulting in total contract backlog of $32.1 million at March 31, 2012, up from $29.7 million at the end of the prior quarter.

Management Commentary

“We ended fiscal 2012 with our third consecutive quarter of year-over-year double-digit revenue growth, primarily supported by a 19% increase in organic sales from our Transportation Systems segment,” said Abbas Mohaddes, president and CEO of Iteris. Also in fiscal 2012, Roadway Sensors benefited from our product development program, which delivered innovative solutions, like Vantage Vector, that are cost-effective for our clients and set the standards in the traffic industry.

Since the completion of our Vehicle Sensors divestiture in July 2011, we have focused on growing our core Roadway Sensors and Transportation Systems segments. We plan to continue to leverage our knowledge, decades of industry expertise and leadership position in order to develop technologies and software-based solutions that address the needs of the Intelligent Traffic Management market.

We are focusing on specific segments within this market that are growing faster than the traffic industry as a whole. These include Traveler Information/511 and Performance Measurement & Management, both which involve the application of technology to deliver intelligent, actionable traffic information. We expect that our penetration into these markets will continue transforming Iteris into an information technology organization.

To this end, with our acquisition of MET, we have already made substantial progress in the area of 511 and believe we are now the market leader. Further, we’ve made internal investments and purchased BTS to establish iPerform™ in the high-growth segment of the Performance Measurement & Management market. IterisPeMS™ will be our first of several expected software offerings, and we have just kicked off a marketing initiative to unveil what we believe is game-changing technology. We plan to continue to provide progress updates on this exciting development, and expect to see initial software revenues from this segment in Q3 and expanding in Q4 of fiscal 2013.

“As we begin fiscal 2013, we believe we are in a strong position to sustain double-digit organic growth, supplemented by further penetration of technology-focused traffic management market segments. These high-growth segments within the broader industry represent the perfect fit for our IP-centric, intelligent traffic management solutions.”

Conference Call

Iteris will conduct a conference call later today (May 29, 2012) at 4:30 p.m. ET (1:30 p.m. PT) to discuss its fiscal 2012 and fiscal fourth quarter results.

Iteris CEO Abbas Mohaddes and CFO Jim Miele will host the presentation followed by a question and answer period.

To participate by phone, dial 1-877-941-1427 prior to the start time and provide the operator conference ID 4536859.

To listen to the live webcast, please visit the investor relations section of the Iteris website at: www.iteris.com.

If you have any difficulty connecting to the conference call or webcast, please contact Liolios Group at 1-949-574-3860.

A telephone replay of the call will also be available after 7:30 p.m. ET by dialing 1-877-870-5176 and entering replay pin number 4536859. The telephone and webcast replay will be available until June 12, 2012.

About Iteris, Inc.

Iteris Inc. is a leader in providing intelligent information solutions to the traffic management market. The company is focused on the development and application of advanced technologies and software-based information systems that reduce traffic congestion, provide measurement, management and predictive traffic analytics, and improve the safety of surface transportation systems. By combining its patented products, decades of expertise in traffic management, and information technologies, Iteris offers a broad range of Intelligent Transportation System (“ITS”) solutions to customers worldwide. The firm is headquartered in Santa Ana, California with offices nationwide and in the Middle East. For more information, please call 1-888-329-4483 or visit www.iteris.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This earnings release contains forward-looking statements based on our current expectations, estimates, and projections about our business, our industry, the U.S. and global economies, federal funding for transportation and infrastructure projects as well as management’s beliefs, and certain assumptions made by us. Words such as ‘‘anticipates,’’ ‘‘expects,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘believes,’’ ‘‘seeks,’’ ‘‘estimates,’’ ‘‘may,’’ ‘‘should, ‘‘ ‘‘will,’’ and variations of these words are intended to identify forward-looking statements. Such statements speak only as of the date hereof and are subject to change. We undertake no obligation to revise or update publicly any forward-looking statements for any reason. These statements include, but are not limited to, the Company’s expansion strategies and anticipated growth opportunities, the impact and success of acquisitions and new product introductions, statements about our future performance, operating results, financial condition and prospects, and the market demand for and acceptance of our products, technologies, and services.  Such statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Accordingly, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

Important factors that may cause such a difference include, but are not limited to, federal, state, and local budgetary issues, as well as constraints and funding delays; the timing and amount of government stimulus or other funds allocated to overall transportation infrastructure projects and the transportation industry; any continued delays in the adoption of the new Federal Highway Bill and the content of such Bill when and if adopted; the status of the residential and commercial real estate market; our ability to successfully identify, complete, and integrate acquisitions of products, technologies, or companies; the potential unforeseen impact of product and service offerings from competitors, increased competition in certain market segments, and other competitive pressures; our ability to secure additional Transportation Systems consulting contracts and successfully complete such contracts on a timely basis; our ability to further expand our revenues and introduce and gain broad acceptance for new technologies, products, or services;  our ability to specify, develop, complete, introduce, market, and transition our products and technologies to volume production in a timely manner; the timing and successful completion of customer qualification of our products and the risks of non-qualification; the availability of components used in the manufacture of certain of our products; the effectiveness of efficiency, cost, and expense reduction efforts; our ability to successfully develop, market, and sell software-based solutions, specifically our IterisPeMS software; and the general economic and political conditions and specific conditions in the markets we address, and the possible disruption in government spending and commercial activities related to terrorist activity or armed conflict in the United States and internationally. Further information on Iteris, Inc., including additional risk factors that may affect our forward looking statements, is contained in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K, and our other SEC filings that are available through the SEC’s website (www.sec.gov).

Contact:

Liolios Group, Inc.

Scott Liolios or Cody Slach

Investor Relations

Tel 1-949-574-3860

ITI@liolios.com

ITERIS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2012	March 31, 2011
	(unaudited)
ASSETS:
Cash	$18,701	$11,818
Trade accounts receivable, net	11,081	9,419
Costs and estimated earnings in excess of billings on uncompleted contracts	5,360	4,070
Inventories	2,454	2,392
Prepaid expenses and other current assets	425	392
Deferred income taxes	9,665	13,734
Property and equipment, net	1,948	2,461
Goodwill	17,318	16,599
Intangible and other assets, net	2,788	2,048
Assets of discontinued operation	—	7,672
Total assets	$69,740	$70,605

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Accounts payable and other liabilities	$13,283	$13,147
Revolving line of credit	—	—
Unrecognized tax benefits	351	587
Term debt	634	2,964
Liabilities of discontinued operation	—	611
Total liabilities	14,268	17,309
Total stockholders’ equity	55,472	53,296
Total liabilities and stockholders’ equity	$69,740	$70,605

ITERIS, INC.

UNAUDITED CONDENSED CONSOLIDATED

STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2012	2011	2012	2011
Net sales and contract revenues:
Net sales	$6,445	$6,738	$27,679	$28,208
Contract revenues	8,795	6,904	30,727	23,758
Total net sales and contract revenues	15,240	13,642	58,406	51,966
Costs of net sales and contract revenues:
Cost of net sales	3,258	3,256	13,393	13,447
Cost of contract revenues	6,249	4,327	21,942	15,635
Gross profit	5,733	6,059	23,071	22,884
Operating expenses:
Selling, general, and administrative	4,485	4,696	17,986	16,981
Research and development	707	613	3,183	2,444
Amortization of intangible assets	161	102	504	176
Impairment of goodwill	—	—	—	7,970
Change in fair value of contingent consideration	20	55	(619)	55
Total operating expenses	5,373	5,466	21,054	27,626
Operating income (loss)	360	593	2,017	(4,742)
Non-operating income (expense):
Other income (expense), net	(2)	5	4	18
Interest expense, net	(8)	(32)	(72)	(152)
Income (loss) from continuing operations before income taxes	350	566	1,949	(4,876)
Income tax benefit (provision)	72	(166)	(643)	(278)
Income (loss) from continuing operations	442	400	1,306	(5,154)

Gain (loss) on sale of discontinued operation, net of tax	(64)	—	1,180	—
Income from discontinued operation, net of tax	—	80	28	(54)
Net income (loss)	$358	$480	$2,514	$(5,208)

Earnings (loss) per share:
Basic	$0.01	$0.01	$0.07	$(0.15)
Diluted	$0.01	$0.01	$0.07	$(0.15)

Weighted average shares outstanding:
Basic	34,027	34,347	34,259	34,335
Diluted	34,191	34,705	34,380	34,335